Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. REPORTS THIRD QUARTER RESULTS

Melville, New York, December 22, 2009......Park Electrochemical Corp. (NYSE-PKE) reported sales of $46,088,000 for its 2010 fiscal year third quarter ended November 29, 2009 compared to sales of $49,166,000 for last fiscal year’s third quarter ended November 30, 2008.  Park’s sales for the first nine months were $125,303,000 compared to sales of $164,565,000 for last year’s first nine months.

Park reported net earnings of $7,169,000 for the third quarter ended November 29, 2009 compared to net earnings before special items of $3,504,000 for the third quarter of last year. In the third quarter ended November 30, 2008, the Company recorded a charge of $570,000 for restructurings at certain of the Company’s North American and European business units. Accordingly, net earnings were $2,934,000 for the third quarter ended November 30, 2008.

For the nine months ended November 29, 2009, Park reported net earnings of $14,998,000 compared net earnings before special items of $15,998,000 for last year’s nine-month period. During the fiscal year 2009 first nine-months, the Company recorded the charge of $570,000 for the restructurings mentioned above. Accordingly, net earnings were $15,428,000 for last year’s first nine-month period.

Park's basic and diluted earnings per share were $0.35 and $0.73, respectively, for the third quarter and nine-month period ended November 29, 2009 compared to diluted earnings per share before special items of $0.17 and $0.78, respectively, for the third quarter and nine-month period ended November 30, 2008 The diluted earnings per share after special items were $0.14 and $0.75, respectively, for the third quarter and nine-month period ended November 30, 2008.

The gross profit as a percentage of sales was 29.9% and 27.1%, respectively, for the third quarter and nine-month period ended November 29, 2009 compared to 19.9% and 21.5%, respectively, for last year’s third quarter and nine-month period. Interest income was $112,000 and $1,005,000, respectively, for the third quarter and nine-month period ended November 29, 2009 compared to $1,651,000 and $5,015,000, respectively, for last year’s third quarter and nine-month period. The Company’s effective tax rate for the third quarter ended November 29, 2009 was 7.4% compared to 33.0% before special items for the prior year’s third quarter.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EST today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (877) 685-2329 in the United States and Canada and (706) 634-2174 in other countries and the required passcode is 47382546.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EST today through 11:59 p.m. EST on Sunday, December 27, 2009. The conference call replay can be accessed by dialing (800) 642-1687 in the United States and Canada and (706) 645-9291 in other countries and entering passcode 47382546 or on the Company's web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company’s web site at www.parkelectro.com/investor/investor.html.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies principally for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. Park also specializes in the manufacture and design of complex composite aircraft and space vehicle parts. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona, California and Washington.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

The performance table (in thousands, except per share amounts–unaudited):

	13 Weeks Ended		39 Weeks Ended
	11/29/09	11/30/08	11/29/09	11/30/08

Sales	$46,088	$49,166	$125,303	$164,565

Net Earnings before Special Items	$7,169	$3,504	$14,998	$15,998
Special Items	-	(570)	-	(570)
Net Earnings	$7,169	$2,934	$14,998	$15,428
Basic and Diluted Earnings Per Share:
Basic Earnings before Special Items	$0.35	$0.17	$0.73	$0.78
Special Items	-	0.03	-	0.02
Basic Earnings Per Share	$0.35	$0.14	$0.73	$0.76

Diluted Earnings before Special Items	$0.35	$0.17	$0.73	$0.78
Special Items	-	0.03	-	0.03
Diluted Earnings per Share	$0.35	$0.14	$0.73	$0.75
Weighted Average Shares Outstanding:
Basic	20,540	20,471	20,515	20,432
Diluted	20,573	20,512	20,536	20,487

The comparative balance sheets (in thousands):

	11/29/09	3/01/09
	(unaudited)
Assets
Current Assets
Cash and Marketable Securities	$234,401	$225,294
Accounts Receivable, Net	27,291	22,433
Inventories	10,717	10,677
Other Current Assets	3,421	5,527

Total Current Assets	275,830	263,931

Fixed Assets, Net	45,156	48,777
Other Assets	15,863	14,871

Total Assets	$336,849	$327,579

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$9,670	$8,480
Accrued Liabilities	8,852	11,425
Dividends Payable	-	-
Income Taxes Payable	3,866	4,381

Total Current Liabilities	22,388	24,286

Deferred Income Taxes	3,722	3,927
Other Liabilities	2,758	3,657

Total Liabilities	28,868	31,870

Stockholders’ Equity	307,981	295,709

Total Liabilities and Stockholders' Equity	$336,849	$327,579

Equity Per Share	$14.99	$14.45

Detailed operating information (in thousands – unaudited):

	13 Weeks Ended		39 Weeks Ended
	11/29/09	11/30/08	11/29/09	11/30/08

Net Sales	$46,088	$49,166	$125,303	$164,565
Cost of Sales	32,327	39,380	91,386	129,253
%	70.1%	80.1%	72.9%	78.5%
Gross Profit	13,761	9,786	33,917	35,312
%	29.9%	19.9%	27.1%	21.5%
Selling, General and Administrative
Expenses	6,128	6,211	17,248	18,715
%	13.3%	12.6%	13.8%	11.4%
Earnings from Operations	7,633	3,575	16,669	16,597
%	16.6%	7.3%	13.3%	10.1%
Other Income	112	1,651	1,005	5,015
%	0.2%	3.3%	0.8%	3.0%
Earnings Before Income Taxes	7,745	5,226	17,674	21,612
%	16.8%	10.6%	14.1%	13.1%
Income Tax Provision	576	1,722	2,676	5,614
Effective Tax Rate	7.4%	33.0%	15.1%	26.0%

Net Earnings before Special Items	7,169	3,504	14,998	15,998
%	15.6%	7.1%	12.0%	9.7%

Special Items:
Restructuring Charge		570		570
%		1.2%		0.3%

Income Tax Provision		-		-
Effective Tax Rate		-		-
After- Tax Special Items		570		570
%		1.2%		0.3%

After Special items
Earnings before Income Taxes	7,745	4,656	17,674	21,042
%	16.8%	9.5%	14.1%	12.8%

Income Tax Provision	576	1,722	2,676	5,614
Effective Tax Rate	7.4%	37.0%	15.1%	26.7%

Net Earnings	7,169	2,934	14,998	15,428
%	15.6%	6.0%	12.0%	9.4%

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